Exhibit 99.2

Q2-04 Earnings call

John Caldwell, President and Chief Executive Officer

Introduction

Thank you operator.

I would like to welcome everyone to SMTC’s second quarter 2004 earnings call. First, let me introduce two key members of our management team who will be on this call.

Jane Todd is our new Senior Vice President Finance and Chief Financial Officer who joined SMTC on July 5th, 2004. Jane brings extensive financial management experience having previously served as Vice-President and Chief Financial Officer of Agility Recovery Solutions, Vice-President of Finance with Dell Computer Corporation’s Canadian subsidiary as well as senior financial positions at Beamscope Canada Inc. and Abitibi-Consolidated Inc.

Also joining us is Steve Hoffrogge who was appointed as SVP Business Development in May 2004. Broadly, this role is responsible for worldwide sales, marketing and business programs management. The latter role is the key customer interface overseeing current and prospective business with existing customers. By background Steve has been with SMTC for three years. Prior to this appointment, he was Vice President Business Programs Management. Steve has eleven years of EMS industry experience as well as strong sales and marketing background.

Q2-04 Earnings call

I have asked Steve to share with you some insights into our customers business development activities.

The agenda for today’s call will be in four parts. First, I will provide some perspectives on our quarterly performance, Jane Todd will then review the financial highlights for Q2 and Steve Hoffrogge will then comment on our markets and activities. Finally, I will provide a brief update on our transformation plan.

Before beginning, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now provide some overall comments on our second quarter. First, our performance slightly exceeded our internal forecast and fully met our expectations. In the quarter, we made considerable progress on a number of fronts including:

1.	we restored profitability

Q2-04 Earnings call

2.	we closed our refinancing transactions, resulting in a significantly improved balance sheet

3.	we strengthened gross margins over the 2003 second quarter

4.	we reduced our vendor payment backlog to remove supply chain constraints

5.	we appointed our new Chief Financial Officer

6.	we continued to rebuild our sales organization

7.	we signed on new longer term supply agreement with a major customer

Through the course of this presentation, we will provide more detail into these items.

Let me now ask Jane Todd to run through the financial highlights of the second quarter.

Jane Todd, Chief Financial Officer

Thanks John,

Let me start with acknowledging SMTC’s return to profitability. The Company generated net income of $1.0 million in the quarter. This included income from discontinued operation of $800 thousand, substantially offset by $500 thousand in taxes related to the refinancing. Earnings before income taxes and discontinued operations was $800 thousand compared to a loss of $2.0 million in the first quarter of 2004.

Q2-04 Earnings call

Revenue for the quarter was $66.3 million versus first quarter 2004’s revenue of $69.4 million and $70.7 million for the second quarter of last year. Gross profit was $7.3 million in the quarter compared to $6.8 million last quarter and $4.7 million in the second quarter of last year. This translated to a gross margin of 11.1% versus a gross margin of 9.9% in the first quarter of 2004 and 6.7% for the second quarter of 2003. We continue to see improvements in our logistics costs that were negatively affected in previous quarters due to our tight working capital constraints. As was stated last quarter, with the completion of our refinancing, our goal is to continue to achieve 10% plus gross margins in the future.

We had operating income of $2.0 million before recoveries from discontinued operations and other charges compared to operating income of $1.1 million in the previous quarter, and a $600 thousand operating loss in the second quarter of last year. The increase from the previous quarter was driven by the higher gross margins and a reduction in selling, general and administrative expenses.

Net income was $1.0 million or $0.02 per share for the first quarter of 2004. This compares to a net loss of $47 thousand or $0.0 per share for the second quarter of 2004 and a net loss of $39.9 million or $1.39 per share for the same period last year.

We used cash in operations of $5.3 million for the second quarter compared to a generation of cash from operations of $300 thousand for the previous quarter and $9.9 million for the second quarter of 2004. The reduction from the

Q2-04 Earnings call

previous quarter is due to an increase in payments to our suppliers resulting in payables at 44 days compared to 62 days in the first quarter of the year, somewhat offset by a reduction in inventory and accounts receivables. The change in accounts payable of $14 million to $28 million was a direct result of the new financing facility, providing the liquidity needed to efficiently run the business. This significant reduction in the backlog of payments to our vendors has gone a long way to rebuild vendor confidence. This resulted in a cash cycle of 54 days in the current quarter compared to 43 days in the first quarter of 2004 and 32 days in the second quarter of 2003.

Accounts receivable was $32 million or 44 days, compared to $38 million or 50 days in the first quarter of 2004 and $45 million, or 57 days in the second quarter of 2003.

Inventory was $35 million or 53 days, versus $38 million or 55 days in the first quarter of 2004 and $31 million or 42 days in the second quarter of 2003.

On June 1st, one month into the quarter, we closed the C$40 million special warrants transaction and the new, 3 year US$40 million revolving asset-based credit facility with Congress Financial Corporation (Canada). At the same time, we closed a transaction with SMTC’s previous lenders under which the Company reduced its pre-existing debt by repaying US$40 million, exchanging US$10 million of debt and existing warrants for the equivalent of SMTC common stock and warrants and converting US$27.5 million into second lien subordinated debt with maturities of 4 to 5 years.

Q2-04 Earnings call

After the effect of the June 1st refinancing net debt at the end of the quarter was $43.7 million versus the $70.5 million exiting the first quarter of 2004 and shareholders’ equity was $14.5 million versus a deficiency of $21.4 million for the first quarter of 2004.

The financing has resulted in improved operational efficiencies over last quarter with an improvement in payments to our suppliers. The financing also positions us well for revenue growth from our exiting and future customers.

I will now turn the call over to Steve for his review of the business;

Steve Hoffrogge, Senior Vice President, Business Development

Thank you Jane & good afternoon.

I have been asked to provide some comments this afternoon on how we see our current account base, some general comments on the level of activity in the market and our progress in Business Development.

Virtually all our revenue in Q2 came from current customer accounts with our results directly influenced by our customer’s end market strength and the status of our relationships. As expected, our top line revenue was marginally lower than in Q1, due in part to end market softness in a number of our top 10 customers and the impact of the planned disengagement with Square D. From a revenue distribution perspective, our industrial segment continued to grow, now accounting for 62% of revenue, with enterprise computing and networking at 28% and communications running at 10%.

Q2-04 Earnings call

In the quarter, our top 10 customers accounted for 87% of the total business. In the quarter we continued to see growth momentum from 4 of these relationships. The balance of our major customers, with the exception of Square D, reflecting stable to marginally lower revenue levels. With the closing of the re-capitalization activities and our progress in moving the supply base back to normalized terms, we are in a much improved position to pursue growth opportunities within our current customer base. Addressing customer concerns with respect to our balance sheet has given way to discussions on SMTC’s value equation, and we have started to produce some favorable results in this area. We also see growth from current customers currently not in our top 10 but who have revenue trends which will likely have significant impact in future quarters.

Last week we announced the signing of a long term agreement with one of our major customers, Ingenico. The new agreement extends SMTC’s support of Ingenico’s North American product offering, expands our role to include next generation products with global distribution requirements.

New customer relationships, as the ones alluded to in last quarter’s call, continue to progress through the new customer introduction process. As is common in our market place, the time between customer confirmation of their intent to establish a relationship with SMTC and the actual realization of significant revenue levels can range from 9 months to more than 15 months. Examples of this include our new relationships with AiLogix and ASML, both of which will achieve significant revenue levels in Q3 but were initiated in early and late 2003 respectively.

Q2-04 Earnings call

We have continued to see new customer activity be initiated in Q2 that involved commitments for design, printed circuit board assembly and metal fabrication. This quarter, we implemented a policy where by SMTC will formally disclose new customer relationships only after we have achieved a contractual relationship with these customers and that the revenue generated from these relationships have reached a significant level. Currently we have a number of new relationships that are at various stages of development but are not yet in a position to be formally announced.

In our Q1 call John spoke of the organizational renewal aspects of the 3rd phase of our turn around plan. Business Development has made good progress in this area with the hiring of 2 senior level business development individuals and we are currently on track to complete the placement of 2 additional team members in Q3.

In addition to the new customer activity referenced earlier, our expanded team has produced a healthy level of quotation activity since our last call. As I review this activity I would summarize it as being very encouraging from a perspective of the size of the opportunities quoted, the industries represented and the quality of dialogs that we are engaged in with these potential customers. With the initial phases of the refinancing of the company behind us, we are now positioned to compete on the basis of our value equation and are encouraged by our potential

Q2-04 Earnings call

customer’s interest in what SMTC can bring to the table. This level of activity is also reinforcing the lead times associated with achieving notable revenue levels at in excess of 9 months.

In closing, I am encouraged by the progress we have made with our current customers and our progress on revitalizing our sales team. And although our results in the area of new customer acquisitions is not where we had projected it would be at this point, due in large part to the timing of our refinancing, I feel we have created the momentum needed to take us into 2005.

I will turn this back over to John now;

John Caldwell

Thanks Steve.

Our transformation plan is progressing well and is on track. We have a significant number of strategic, operational and organizational initiatives underway to enhance performance for our current customers, to make SMTC much more focused and competitive with prospective customers and to drive revenue and earnings growth on a sustained basis to provide a satisfactory return to our shareholders.

The restoring of profitability and the completion of the refinancing are no small achievements and are critical milestones in building customer, vendor and investor confidence.

Q2-04 Earnings call

For the first time in many years, SMTC is able to compete without the overhang of its financial position or unsatisfactory results. As Steve indicated, because of the delay of refinancing, the time involved to renew our sales organization and a long sales cycle, we do not expect to achieve significant new customer revenue this year although it was forecast in our original plan. Accordingly, the majority of our revenue for Q3 and Q4 will come from our current customer base. Obviously, we have visibility into our customer business in the third quarter but much less visibility into the fourth quarter.

We are now projecting revenue for the year in the range of $250 – $260 million for the year. However, despite lower revenue, we are determined to achieve our goal of generating after tax earnings for the full year and we expect to show measurable growth in 2005.

In summary, our second quarter results slightly exceeded our expectations and the transformation plan is on schedule. Our projected results for this year while positive, remain unsatisfactory. However, we are confident in our prospects for 2005.